from 10/06/ 2022

This Agreement is made and entered into with effective date . June, 10th, 2022 (the "Effective Date") by and between

"**STARTEL INTERNATIONAL LLC**" (hereinafter referred to as **"STARTEL"**) a company organized and existed under the laws of Armenia and having its principle office at Moskovyan str. 3/a, Yerevan, Armenia, with VAT nr 00160611 and Registration Number 264.110.936908. Represented by Gianlorenzo Pippia and

SPEEDTELECOM1 LLC (hereinafter referred to as "**Customer**" or **"Company"**) a legal entity organized and existing under the laws of United States of America , with its principle place of business located at 888 BISCAYNE BLVD SUITE 2004, MIAMI, FL 33132 US . with VAT nr 82-3418717 represented by J Travagli , shall hereinafter be referred to as the **Parties**.

RECITAL

It is agreed that the Parties will connect their telecommunications systems via open IP for the purpose of supplying Voice over Internet Protocol ("VoIP") telecommunications services in accordance with the terms and conditions set out herein.

THE SERVICES

1.1 The Parties agree to provide the telecommunications services to each other ("the Services") whereby STARTEL may convey calls to CUSTOMER switch and CUSTOMER may convey calls to STARTEL switch, in both cases, for onward transmission to their DESTINATION(S)s.

1.2 Any services requested by either Party which are not included in the Services may be provided under the terms of this agreement upon mutual agreement.

1.3 Each Party undertakes to the other to use the Services in accordance with any lawful direction, consent, specification, designation or determination made by legal authority.

1.4 Each Party undertakes to the other that it will ensure that it and (where appropriate) will use reasonable endeavors to ensure that its customers:

1.4.1 will not use Services for any improper or unlawful purposes, nor allow others to do so;

1.4.2 will comply with any reasonable instructions issued by the other Party which concerns the use of the Services;

1.4.3 Will hold at all relevant times for the duration of this agreement all appropriate licenses to operate telecommunications systems and equipment which are to be connected to the network pursuant to this agreement and will ensure that the use of the Services will not lead to any breach of the provisions of any telecommunications license held by either Party.

INTERCONNECTION

2.1. The Parties shall establish and maintain such initial points of connection as are reasonably required for the provisioning of the Services to and from their respective systems.

2.2. The Parties will initially connect their respective telecommunications systems via open IP. Procedures with regard to the ordering and provision of capacity by Supplier shall be independent to the Parties.

Modifications or extensions to this initial arrangement shall be independent to the Parties in consideration of traffic forecasts supplied by each Party to the other.

2.3. The Parties shall observe the following provisions with regard to forecasting:

1.1 Each Party shall use its reasonable endeavors to provide approximate traffic forecasts ("Forecasts") to the other Party for capacity across the Point(s) of Connection and to provide such information to the other Party in a timely manner.

1.2 If either Party believes (whether as a result of a forecast received by it from the other or otherwise), that it or the other Party will need to arrange for extra capacity to be made available (whether by all allocation of additional ports on any switch or additional fiber links for these arrangements, or for the ordering of additional capacity from any other Operator or otherwise) it shall promptly notify the other Party of this fact; provided always that neither Party shall be under any obligation to reach agreement in respect of same.

DURATION

3.1 This agreement shall commence on the date of this agreement and, subject to the termination rights provided for in Clause 8 herein, shall remain in force for a period of one (1) year ("the Initial Period").

3.2 Thereafter, subject to Clause 8, this agreement shall continue in force unless and until terminated by either Party giving to the other at least seven (7) days advanced written notice.

RATES & PAYMENT TERMS

4.1 Each Party agrees to pay the rates referred to in sub-Clause 4.2 to the other Party in respect of the Services provided by the other Party under this agreement.

4.2 Any Party is in right to modify the rates with sending written rate change notification. The rate decreases may take effect immediately upon the written notification accepted.

4.3 Rate notifications will be accepted with 7 days effective period in case if it is a new code, rate increase or code deletion.

4.4 In case when the Client-Party doesn't confirm rate increase or full rate update within 7 days, STARTEL has right to block him for sending traffic in order to avoid disputes.

4.5 Each Party within 3 business days after invoice period will send to the other Party the Invoice. Amounts due to payment should be in USD. The invoice periods for the Parties will be from the 1st day of month to the last day of month.

4.6 The Party will pay the charges due to the other Party, within 30 calendar days. Each Party will bear its own taxes and bank commissions in relation to the transfer. **The intermediary or middle bank charges shall be for the account of the SUPPLIER/Receiving Party.** In case when debts of the Parties are equal than obligations of the Parties in the part of payments are closed. In case of inequality of payment obligations after check clearing, bigger payment obligation is due to payment in the part of exceeding smaller obligation. If at any time the net balance of accrued liabilities shall exceed the credit limit set for the Client-Party, the Supplying-Party has the right to request the Client-Party to pay all the invoice(s) due immediately via written notice and if necessary including the latest invoice of services already provided but not yet paid which sufficient to reduce the net balance to zero, and Suspend the services provision to the other Party while waiting for the receipt of the payment requested.

4.7 In case the amount due is less than €1,000 (one thousand USD) after off-set the both Parties' invoice(s), such payment can be postponed until next billing period. If the Supplying-Party request for payment of service(s) which the net balance is less than €1,000 (one thousand USD) at any one time, all the relevant bank fees shall be covered by the Supplying-party.

4.8 However, invoice payments cannot be differed longer than 2 (two) months from invoice date. Therefore, regardless of the total amount due, any amounts due to STARTEL and which have been pending for more than 2 (two) months must be paid instantly and relevant bank fees must be covered by the Client-party.

4.9 The credit amount provided by STARTEL to the Company is USD 200,000 (Two Hundred thousand USD).
4.10. The credit amount provided by the Company to STARTEL is USD 200,000 (Two Hundred thousand USD)

4.11 The Party in deficit may at its sole option apply charges at the rate of 0,5 percent from the delayed sum per every delayed day, but no more than 10 % from the sum of debts, except for cases when the account or its part, are correctly disputed.

DISPUTES

5.1 Parties can dispute the set invoice if:

5.1.1 The disputed amount is more than 1% of the total of the relevant invoice or the disputed amount is more than 100 USD (one hundred), irrespective of the percentage of the invoice's sum it constitutes.

5.1.2 In Case of the discrepancies due to the rates increase where the Supplying-Party has not received the relevant codes confirmation from the Client-Party, the discrepancy is being deemed as occurred on the Supplying-Party fault and is not subject to the dispute.

5.2 The Client-Party that disputes in good faith the appropriateness of any data included in an invoice from the Supplying-Party must notify the Supplying-Party in writing of the disputed charge within 15 days from the invoice issued date and provide the following documentation in order to resolve the dispute:

1. Dispute type (e.g. rate, minute or code);
2. Disputed rate, minute or code (length of claimed minutes/sum with associated CDRs);
3. Amount of total dispute.

5.3 The mutual decision of these representatives is to be made within 15 (fifteen) days start from the disputable invoice and documentation date of receipt and not longer than 30 (thirty) days from the moment of the disputing minutes notification acceptance.

5.4 Failure to contest a charge within 15 (fifteen) days of the invoice date will create an irrefutable presumption of the correctness of the charge and its approval by the received Party. In that case the disagreeing party has not right to open dispute.

5.5 If the Parties fail to agree upon a disputable matter the dispute shall be considered by the Court

5.6 Either Party reserves the rights to suspend traffic when a dispute is reported

5.7 CDR's will be made available free of cost only in case of a dispute that needs resolution. In case Client-Party needs the CDR along with the invoice without a dispute, then there will be a CDR processing charge of USD 100.00 per request.

OPERATIONS & MAINTENANCE

6.1 The Services will be provided and used in accordance with the operations manuals to which the Parties will agree. The operations and maintenance procedures set out in the operations manuals shall constitute "best

working practice" but shall not, by virtue of this condition or otherwise, be legally binding on the Parties except that either Party may terminate this agreement if the other Party does not provide the Services to an agreed standard as set out in the jointly agreed operations manual and fails to remedy the situation within five days of receipt of written notice to do so.

PROVISION OF INFORMATION & CONFIDENTIALITY

7.1 Each Party undertakes to the other to supply promptly all information and assistance which the other may reasonably require to enable it to perform its obligations hereunder or to check the charges levied hereunder.

7.2 Subject to sub-Clause 7.3, each Party undertakes to the other that is will treat as confidential, and will use its reasonable endeavors to procure that its directors, employees, professional advisers and agents will treat as confidential, the terms and conditions of this agreement as well as all data, summaries, rates, reports or information of all kinds and all other confidential information whether of a technical or business nature or otherwise relating in any manner to the business or affairs of the other Party which it may receive in connection with this agreement, and will not (and will use its reasonable endeavors to procure that its directors, employees, professional advisers and agents will not) disclose or use such information other than strictly for the purposes of this agreement except with the written permission of the other Party.

7.3 The provisions of sub-Clause 7.2 shall not apply to information held by a Party which:

7.3.1 is in or comes into the public domain other than by breach of this agreement;

7.3.2 is obtained by that Party from a third Party who has the right to disclose it;

7.3.3 is or has been independently generated by that Party (but not including data generated by that party about calls handed over by the other Party); or

7.3.4 Is in the possession of or is known to that Party prior to the date of this agreement, to the extent that Party is not bound by any confidentiality obligation in respect of such information to the other Party.

7.4 The following disclosures by either Party shall not constitute a breach of sub-Clause 7.2:

7.4.1 a disclosure of information necessary to comply with any law or the valid order of a court of competent jurisdiction or the rule, regulation or request of any governmental or other regulatory authority or agency provided that the Party disclosing the information shall notify the other Party promptly of any such order or request (and if possible prior to making any disclosure) and shall request confidential treatment of such information by the third Party to which it is disclosed;

7.4.2 a disclosure of information to a Parties auditors and/or other professional advisors or as part of its normal reporting or review procedure to its parent company, members or partners as the case may be, provided that the Party disclosing the information will endeavor to procure that its auditors, professional advisors, parent company members and partners will also treat such information as confidential;

7.4.3 a disclosure of information made in order to enforce its rights under this agreement;

7.4.4 on termination of this agreement for whatever reason, the recipient Party shall return to the disclosing party (or, at the discretion of the disclosing Party, destroy) all copies of confidential information of the other Party which it has in its possession. The provisions of this Clause 7 shall survive the termination or expiry of this agreement for any reason whatsoever.

TERMINATION

8.1 Either Party may, at its opinion, (without prejudice to its other rights) either suspend Service or terminate this agreement by giving notice in writing to the other Party taking immediate effect if:

8.1.1 the other Party has committed any material breach of any of its obligations hereunder including failure to pay any charges when due, or

8.1.2 either Party's license to operate or to use either Party's System, which affects the exercise of rights or performance of obligations under this agreement, is revoked or terminated for any reason (and not simultaneously replaced); or

Initials Customer
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8.1.3 the other Party makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally or a bankruptcy order is made against the other Party or a resolution is passed by it for its winding up, a court of competent jurisdiction makes an order for its winding up or dissolution, an administration order is made in relation to it or a receiver is appointed over (or an encumbrance takes possession of or sells) any of its assets; or

8.1.4 the other party does not provide Services to the minimum standards as set out in Clause 6 and the jointly agreed operation manual and fails to remedy the situation within five (5) days of receipt of written notice to do so; or

8.1.5 The other Party fails to pass VoIP telecommunications traffic to the first Party for a period of four (4) consecutive weeks.

8.2 Either Party may terminate this agreement for any reason in accordance with the provisions of Clause 3 or if the events in Clause 10 arise.

8.3 Termination or expiry of this agreement shall not affect the accrued rights of the Parties at the date of termination or expiry or affect those obligations of a continuing nature which shall continue to apply, including, without limitation, the provisions for indemnification, confidentiality and the obligation to make payments, notwithstanding the termination or expiry of this agreement for any reason whatsoever.

LIMITATION OF LIABILITY

9.1 Subject to sub-Clause 9.4, neither Party shall in any circumstances be liable for any indirect, consequential, special or incidental losses or damage suffered by the other Party, its servants or agents whatsoever or howsoever arising in relation to this agreement (including without limitation loss of goodwill, business or profit).

9.2 Subject to sub-Clause 9.3, neither Party shall be liable for any direct loss suffered by the other Party unless arising from breach of this agreement and/or negligence hereunder.

9.3 Subject to the express terms of this agreement, neither Party shall be liable to the other for any claims, proceedings or actions brought or made against the other Party by persons pursuant to a contractual relationship with the other Party.

9.4 The provisions of this Clause 9 shall continue to apply notwithstanding termination or expiry of this agreement for any reason whatsoever.

FORCE MAJEURE

10.1 Notwithstanding any provisions of this agreement, neither Party shall be liable for its inability in performing any of its obligations hereunder (other than an obligation to make payment) if such inability is caused by or arises as a result of circumstances beyond the reasonable control of the relevant Party including, without limitation, inability or delay caused through acts of God, fire, flood, riot, industrial dispute of any kind (other than disputes involving that Party's own employees or the employees of an associated company to that Party), lightning, explosion, civil commotion, malicious damage, storm, tempest, acts or omissions of other communications carriers, act of government or other regulatory authority, acts or omissions of persons or bodies for whom the Party affected thereby is not responsible, and any other circumstances beyond the reasonable control of the relevant Party.

10.2 The Party affected by the Force Majeure event shall promptly notify the other of the estimated extent and duration of such inability to perform its obligations hereunder and in the event that this agreement cannot be performed according to its terms for a continuous period of 30 days by reason of such Force Majeure event, the other Party shall be entitled to serve notice upon the other to terminate this agreement without any liability whatsoever to the other and those provisions of a continuous nature shall continue to apply notwithstanding the termination of this agreement under this Clause.

WARRANTIES

11.1 Each Party will use reasonable efforts under the circumstances to maintain its overall network quality. The quality of Service provided hereunder shall be consistent with other common carrier industry standards, government regulations and sound business practices. No other warranties are made by either party to the other or to any other person or entity, express or implied, about the Service provided hereunder, including but not limited to any warranty of merchantability or fitness for a particular purpose.

ASSIGNMENT

12.1 The Company may assign or transfer or purport to assign or transfer any of its rights or obligations under this agreement without the prior written consent of the other. Notwithstanding the foregoing, either Party may assign in writing its rights and obligations under this agreement to an associated company of that Party (for the purposes of this Clause an associated company means an affiliate, subsidiary or entity controlling or under the same control as such a Party) or to a third Party who has acquired its system if such associated company or third Party, as the case may be, holds all necessary licenses, consents and permissions as may be necessary to fulfill its obligations hereunder as a succeeding Party to this agreement. Any such assignment permitted herein shall be effective only upon signature by both Parties and the assignee of a formal innovation agreement under which the assignee shall agree to observe and perform all of the provisions of this agreement referable to the assigning Party.

NO WAIVER

13.1 The failure to exercise or delay in exercising a right or remedy under this agreement shall not constitute a waiver of the right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy under this agreement shall prevent any further exercise of the right or remedy or the exercise of any right or remedy.

INTELLECTUAL PROPERTY RIGHTS

14.1 Except as may be expressly agreed in writing between the Parties (under such express terms as are agreed), all trade and service marks, inventions, patents, copyrights, registered designs, design rights and all other intellectual property rights shall, be and remain in the ownership of the relevant Party. Nothing herein shall confer or be deemed to confer on either Party expressly, implied or otherwise, any rights or licenses in the intellectual property of the other.

NOTICES

15.1 All notices, consents, waivers or other communications given hereunder shall be in writing, shall be delivered by hand, by registered or certified post (return receipt requested) or sent by facsimile, or electronic mail and shall be deemed received upon actual delivery. All notices shall be directed as follows with a copy to such other person as either Party may from time to time nominate:

15.2

Company name	STARTEL INTERNATIONAL LLC	CUSTOMER
Member of Management Board	**Gianlorenzo Pippia**	JEREMY TRAVAGLI
Legal address	Moskovyan Str. 3/a, Yerevan, Armenia	888 BISCAYNE BLVD SUITE 2004 MIAMI, FL 33132 US
Web Page	www.startelinternational.com	www.speed-tel.com
SALES		
Name: Title: Phone: Fax: E-mail: Skype:		sales@speed-tel.com
FINANCE		
Phone: Fax: E-mail:	finance.am@startelinternational.com	info@speed-tel.com
NOC		
Name: Title: Phone: E-mail: SkypeID:	NOC Network Engineer Tel: noc.am@startelinternational.com danielyan.anna	noc@speed-tel.co,
OFFICIAL NOTICES		
Invoices: Rates: Trouble Tickets:	Billing.am@startelinternational.com rates.am@startelinternational.com noc.am@startelinternational.com	sales@speed-tel.com sales@speed-tel.com noc@speed-tel.com

Either Party may vary its address, designated representative or facsimile or electronic mail for notices by giving notice as aforesaid.

15.3 Notice given by hand, registered or certified post (return receipt requested) or electronic mail shall be deemed to have been received at the time of delivery. Notice given by facsimile shall be deemed to have been received when transmitted provided that the sender shall have received a transmission report indicating that all pages of the notice have been transmitted with the correct facsimile number, provided that if the transmission of such facsimile does not occur on a normal business day within normal business hours the notice shall be deemed received on the next following business day. For these purposes business day shall mean any day other than Saturday, Sunday or public holiday and "business hours" shall mean 10.00 am to 6.00 pm in a business day.

NO PARTNERSHIP

16.1 Nothing in this agreement shall be construed as creating a partnership between the Parties or as constituting either Party as the agent of the other Party for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose.

GOVERNING LAW

17.1 This agreement shall be construed in accordance with, and governed in all respects by the law of the Armenian current legislation.

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ENTIRE AGREEMENT

18.1 This agreement, together with all schedules and annexes incorporated herein specifically by reference, represents the entire agreement and understanding between the Parties in relation to the subject matter hereof and supersedes all other agreements and representations made by either Party, whether oral or written. This agreement may only be modified if such modification is in writing and signed by a duly authorized representative of each Party.

BANK DETAILS

19.1 Payments should be made in USD by wire transfer.

If to **STARTEL**		If to SPEEDTELECOM1 LLC
Bank Name	AMERIABANK, YEREVAN	Wells Fargo Bank N.A
Bank Address	YEREVAN, ARMENIA	Account number: 1107428979
		Swift – BIC : WFBIUS6SXXX
Beneficiary Name	**STARTEL INTERNATIONAL LLC**	
Account Number	**1570060348030101**	
SWIFT Code	ARMIAM22	
Intermediary Bank	CITIBANK NA, NEW YORK	
	SWIFT CODE: CITIUS33	

STARTEL INTERNATIONAL LLC
Name: Gianlorenzo Pippia
Title: CEO
Date: 10/06/2022

Customer
Name: J Travagli
Title:
Date: 10/06/2022